Exhibit 10.46

AMENDMENT NO. 4 TO LEASE

Raritan, New Jersey

THIS AMENDMENT is made this 8 day of October, 2007 by and between RARITAN JOHNSON ASSOCIATES, a New Jersey Limited Liability Company having an address at 30 Route 22, Green Brook, New Jersey 08812 (herein after called “Landlord”) and UFP TECHNOLOGIES, INC., a Delaware corporation having an address at East 172 Main Street, Georgetown, MA 01833 (hereinafter called “Tenant”).

WHEREAS, Landlord’s predecessor in interest, Raritan Associates, and Tenant (under Tenant’s prior name, United Foam Plastics Corporation) entered into and executed a lease dated as of January 4, 1993 (the “Original Lease”) for the Premises located at 1 Johnson Drive, Building No. 4, Raritan, New Jersey 08869, and as more particularly described therein:

WHEREAS, the Original Lease was amended by Amendment No. 1 dated January 2, 2000 and by Amendment No. 2 dated August 2001.  The subject matter of each of Amendments No. 1 and No. 2 was additional space, not part of the Demised Premises referred to in the Original Lease. The provisions of both Amendment No. 1 and Amendment No. 2 have become moot.

WHEAREAS, the Original Lease was further amended by “Amendment No. 3 to Lease” dated September 5, 2002, which amendment, among other things, extended the Term until February 29, 2008.

WHEREAS, Landlord and Tenant mutually desire to further amend and extend the lease as more specifically described below.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth and of ONE DOLLAR and other good and valuable consideration, Landlord and Tenant agree to amend and do hereby amend the Lease, effective as of March 1, 2008, as follows:

1.                                       To the extent that any provision in the Amendment No. 4 conflicts with any provision of the Original Lease, the provisions of this Amendment No. 4 will prevail. The term “Lease” as used herein means Original Lease as amended hereby unless a different meaning is clearly required by the context. Reference in the Original Lease to “this Lease” and terms of like import include reference to the Original Lease as modified hereby.

2.                                       The Term of the Lease is extended for one five-year additional extension term (“Extension Term No. 3”). Subject to the provisions of Paragraph 5 below, Extension Term No. 3 will commence on March 1, 2008 and will terminate on February 28, 2013.

3.                                       Basic Monthly Rental and Basic Annual Rental during Extension Term No. 3 will be as follows:

Basic Monthly Rental:
3/1/08 – 2/28/09:	$20,976.56
3/1/09 – 2/28/10:	$22,095.31
3/1/10 – 2/28/11:	$22,095.31
3/1/11 – 2/29/12:	$22,095.31
3/1/12 – 2/28/13:	$22,095.31

Basic Annual Rental:
3/1/08 – 2/28/09:	$3.75 per square foot for a total of $251,718.75
3/1/09 – 2/28/10:	$3.95 per square foot for a total of $265,143.75
3/1/10 – 2/28/11:	$3.95 per square foot for a total of $265,143.75
3/1/11 – 2/29/12:	$3.95 per square foot for a total of $265,143.75
3/1/12 – 2/28/13:	$3.95 per square foot for a total of $265,143.75

4.                                       As stated in Section 1.12 of the Original Lease, Tenant shall have the option to renew the Lease for one (1) additional five (5) year period (beyond Extension Term No. 3); subject to the terms and conditions of Article XXXI of the Original Lease, except for Section 31.2, which is hereby deleted and replaced with the following:

Section 31.2.                         For Extension Term No. 4 Basic Annual Rent shall be calculated at fair market value for comparable buildings in the Raritan, NJ area, as mutually agreed upon by Tenant and Landlord. In the absence of such agreement within sixty (60) days after Tenant’s exercise of said option, the fair market rental rate for the extended term shall be determined within the following thirty (30) days by an independent, reputable third party appraiser chosen by Landlord, subject to the Tenant’s reasonable approval, who shall have at least ten (10) years experience in the commercial real estate market in the area in which the building is located.  The Tenant may rescind its exercise of the extension option by so notifying the Landlord within five (5) business days after receiving the appraiser’s determination of fair market rent. Time is of the essence of this Lease, including, without limitation, this Section.

5.                                       Notwithstanding any other provision of this Lease, Tenant shall have the right to terminate this Lease at any time after the execution date of this Amendment on the following terms:

(a)                                  such termination shall be effective as of the 180th day after the date on which Tenant notifies Landlord in writing of Tenant’s election to so terminate; and

(b)                              Tenant shall pay to Landlord all amounts due and payable under this Lease up to said effective date, and, as a Termination Fee, an amount equal to the lesser of (i) 50% of the total amount of the Basic Annual Rent payable under this Lease for the period from the effective date of termination until February 28, 2013, or (ii) one year’s Basic Annual Rent calculated by taking the sum of Basic Monthly Rental payments that would have been due from Tenant for the twelve (12) months beginning on the first day of the month after the month in which the effective date of termination occurs. Such Termination Fee shall be due and payable no later than ten (10) days prior to the effective date of termination.

6.                                       The provisions of the Original Lease as modified by this Amendment No. 4 are applicable during Extension Term No. 3. Except as specifically amended hereby, the Lease remains in full force and effect.

EXECUTED as a sealed instrument as of the date first written above.

TENANT: UFP TECHNOLOGIES, INC.		LANDLORD:	RARITAN JOHNSON
ASSOCIATES

BY:	/s/ Ronald J. Lataille		BY:	/s/ Steve Brimman
Name:	Ronald J. Lataille		Name:	Steve Brimman
Its:	Chief Financial Officer		Its:	Member